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                                    EX-99.3

               VOICE MOBILITY DEVELOPING "NEXT GENERATION" UNIFIED
              COMMUNICATIONS PLATFORM FOR MAJOR TELECOMMUNICATIONS
                                    CARRIERS

               NEW PLATFORM WILL SCALE TO HANDLE MILLIONS OF USERS

VANCOUVER, BC, MARCH 1, 2001 - Voice Mobility International, Inc. (OTCBB: VMII and FWB: VMY), developer of the UNIFIED COMMUNICATIONS(TM) software suite, has signed an agreement with Aliant Inc., one of Canada's largest IT and telecommunications

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companies, to jointly develop the specifications for a "Next Generation" unified communications platform. Voice Mobility intends to deploy this product to Aliant's customer base by early 2002 and to major telecommunications carriers worldwide.

         Voice Mobility's "Next Generation" platform will address both the current needs and the anticipated needs of carriers and is expected to have the capacity to handle millions of users. "We know from our proprietary research, from industry reports and from having developed and marketed our UNIFIED COMMUNICATIONS software suite for three years that Tier I carriers are going to be entering the market in 2002. And we believe that is going to result in explosive end-user and revenue growth," says Jay Hutton, Voice Mobility's Chief Executive Officer.

          "We foresee that the future of messaging lies in unified communications, which has the potential to be a key value-added service and a source of significant incremental revenue for Aliant," said Robert Neal, President of Innovatia, Aliant Inc.'s research and development arm. "Voice Mobility already has a leading unified communications product for Tier II service providers, and the company's professionals bring expertise and a strong commitment to excellence that we share and admire."

         Specifications for the new "Next Generation" UC platform will be developed and tested using Innovatia's LIVINGLAB (TM) environment. The LIVINGLAB brings together a multi-functional team representing a cross-section of Aliant's and Innovatia's expertise and knowledge in messaging. The LIVINGLAB environment allows partners and customers to come together in a unique production setting to work on next generation services. Voice Mobility joins companies such as Nortel Networks, Alcatel and iMagicTV, which have already benefited from the LIVINGLAB innovations environment.

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         Development of Voice Mobility's "Next Generation" UC product will also involve the services of Telcordia Technologies Inc. of Morristown, New Jersey. Telcordia serves the telecommunications industry by providing consulting services and software. Telcordia is contracted with Voice Mobility to assist with developing the specifications for the "Next Generation" unified communications platform compatible with the needs of incumbent carriers in North America and internationally.

          "As an emerging, innovative company, we're delighted with this agreement and to be partnering with industry leading organizations. By working with Aliant, Innovatia and Telcordia, we have access to significant experience and technical resources," adds Mr. Hutton. "We are confident that the platform we are developing will meet all of Aliant's requirements and specifications. Plus, assisted by having access to Telcordia's industry leading expertise, we can develop a product that can be sold to other Tier I telecommunications companies."

          "Voice Mobility intends to have unified communications platforms suitable for all levels within the telecommunications industry," Mr. Hutton concludes. "The "Next Generation" platform keep us firmly on the path to growth in global markets."

         Voice Mobility's UNIFIED COMMUNICATIONS software suite puts control of personal communications back in the hands of users by bringing together office, home, cell phone, fax, pager and other numbers into a single phone number, and by combining multiple voice-mail boxes into one mailbox. Voice Mobility's current platform is offered to competitive local exchange carriers, application resellers, wireless service providers and Internet service providers.

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ABOUT ALIANT AND INNOVATIA

         Headquartered in Atlantic Canada, Innovatia focuses on designing and commercializing Internet-based innovations. Through its 200 highly skilled professionals, Innovatia accelerates the design, development and sale of applications to service providers worldwide through the LIVINGLAB innovation, research and development approach. Using Internet-Protocol technology, Innovatia provides a variety of advanced Internet based open standard services for governments, enterprises and service providers, including Interactive Television, e-business solutions as well as Web-based knowledge services.

Innovatia is a wholly owned subsidiary of Aliant Inc. (TSE:AIT), a group of advanced technology companies with a staff of over 10,000 professionals who deliver full-service integrated offerings through its core lines of business: wireline and wireless telecommunications, information technology, remote communications services and emerging Internet-based business solutions. From its base in Canada, Aliant serves consumer and business customers worldwide. For more information about Innovatia, visit www.innovatia.net and for more details about Aliant, visit www.aliant.ca.


ABOUT VOICE MOBILITY

         Voice Mobility International, Inc. is the developer of the UNIFIED COMMUNICATIONS software suite. The suite simplifies voice, fax and email messages by collecting them in a single mailbox where they can be stored, reviewed, redirected and managed using a personal computer, wireless device or telephone. The system converts all voice and fax messages to sound or image files that can be retrieved, listened to, or viewed using any email program or service. Voice Mobility's UNIFIED COMMUNICATIONS suite also includes a "FOLLOW-ME, FIND-ME" application that makes it possible for all voice, pager and fax calls to reach a user through a single number. Voice Mobility markets its software suite to telephone companies, Internet Service Providers, Competitive Local Exchange Carriers, Application Service Providers and Wireless Service Providers. For more information about Voice Mobility, visit www.voicemobility.com.

FOR MORE INFORMATION CONTACT:

VOICE MOBILITY INTERNATIONAL INC.                     ALIANT / INNOVATIA
Joshua Orzech                                         Robyn Tingley
Manager, Communications                               Communications & Public
                                                      Affairs
888.370.8751                                          506.694.6445
investors@voicemobility.com                           robyn.tingley@aliant.ca

UNITED KINGDOM:                                       MEDIA:
Maxine Barnes                                         Kim Hardy
011.44.207.251.1385                                   National Public Relations
maxinebarnes@msn.com                                  604.684.6655
                                                      khardy@national.ca

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FORWARD-LOOKING (SAFE HARBOR) STATEMENT

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, FUTURE SALES, PRODUCT DEMAND, GROWTH OF THE UNIFIED MESSAGING INDUSTRY, COMPETITION, THE EFFECT OF ECONOMIC CONDITIONS AND TECHNOLOGICAL DIFFICULTIES AND OTHER RISKS DETAILED IN VOICE MOBILITY'S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.